Exhibit 10.29
AGREEMENT
“STREETS OF LEGEND” (a.k.a. “QUATTRO NOZA”)
     This agreement (the “Agreement”) is made and entered into as of March 24, 2005, by and between Sobini Films (“Grantor”) and Lions Gate Films Inc. (“LGF”) with respect to that certain motion picture presently entitled “Streets of Legend” (a.k.a. “Quattro Noza”).
1. Picture: The “Picture” shall mean that certain motion picture presently entitled “Streets of Legend” (a.k.a. “Quattro Noza”) and any and all versions thereof (if and as available) and all “bloopers”, footage, trims and outtakes thereof (if and as available) (including, without limitation, the Director’s Cut and the Final Cut and any and all versions of each of the foregoing, all versions rated by the Motion Picture Association of America and unrated versions of the Picture, “behind the scenes”, “making of” and any and all other documentary or short films concerning the Picture, and all footage, “bloopers”, trims and out-takes of each of the foregoing), produced by, on behalf of or at Grantor’s direction, in the year 2003, starring Robert Beaumont and Brihanna Hernandez in the principal lead and supporting roles, written by Joey Curtis and Albert Hernandez and directed by Joey Curtis.
2. Territory: The “Territory” shall mean and include each of the following: (a) United States of America (including but not limited to, Guam. Saipan, Midway Island, the Trust Territory Islands, the Caroline Islands, the Marshall Islands, the Virgin Islands, Puerto Rico and American Samoa) (“U. S.”), its territories, possessions, trusteeships and commonwealths and all military bases, ships at sea, airlines and oil rigs flying the flag of the U.S., (b) Canada (including, but not limited to, Quebec, Prince Edward Island, the Northwest Territories, the Yukon Territories and Newfoundland), its territories, possessions, trusteeships and commonwealths, and all military bases, ships at sea, airlines and oil rigs flying the flag of Canada, and (c) for the purposes of Television exploitation in the U. S. only (the “Additional Television Territory’’), Bermuda and the Bahamas Islands.
3. Rights Granted: Grantor hereby grants to LGF, on an exclusive basis, all distribution rights in and to the Picture and the underlying material with respect thereto throughout the Territory, under copyright and otherwise, in all languages and in all media, whether now known or hereafter devised, including, without limitation, all Theatrical, Non-Theatrical, Home Video, Television, and ancillary and derivative rights in and to the Picture, by all methods of delivery, whether now know or hereafter devised, including without limitation, all Internet Delivery Mechanisms, all as such rights may be more specifically defined in Schedule “A”, which is attached hereto and incorporated herein by this reference (collectively, the “Rights”), but expressly excluding the copyright in and to the Picture, all soundtrack album, Electronic Publishing Rights, literary publishing (including, without limitation, all print publication and novelization rights), merchandising rights, and all remake, prequel and sequel rights (including, without limitation, any and all television spin-off rights) in and to the Picture, except as otherwise set forth herein. Without limiting the generality of the foregoing, the Rights granted to

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LGF hereunder shall include, without limitation, the exclusive right to market, advertise, promote and publicize the Picture in all media, whether now known or hereafter devised.
     a. Remakes, Prequels & Sequels: LGF’s negotiation rights with respect to remakes, prequels and sequels of the Picture shall be pursuant to the terms of that certain executed employment agreement dated June 6, 2000 (as amended) by and between Lions Gate Entertainment Corp., a corporation incorporated under the laws of British Columbia and Mark Amin with respect to the employment of Amin.
     b. Television Exploitation: Upon LGF’s receipt of Grantor’s written request, which written request must be received by LGF no later than December 31, 2005 (the “Television Notice”), LGF shall submit the Picture to Showtime for inclusion under LGF’s pay television output agreement with Showtime Networks (the “Showtime Agreement”). If LGF does not receive the Television Notice on or before December 31, 2005, then (i) LGF shall not submit the Picture to Showtime for inclusion under the Showtime Agreement (except as otherwise set forth in this subparagraph), and (ii) LGF and Grantor shall cooperate in connection with the sale of the first cycle Television Rights in and to the Picture in the Territory. Following December 31, 2005, Grantor shall have the right to issue written notice to LGF requesting that LGF submit the Picture to Showtime for inclusion under the Showtime Agreement (the “Secondary Notice”). Upon LGF’s receipt of the Secondary Notice, LGF shall have the right, but not the obligation, to submit the Picture to Showtime for inclusion under the Showtime Agreement. If, following LGF’s receipt of the Secondary Notice, LGF elects not to submit the Picture to Showtime for inclusion under the Showtime Agreement, then LGF and Grantor shall continue to cooperate in connection with the sale of the first cycle Television Rights in and to the Picture in the Territory until such time as such sale is complete. Any submission by LGF of the Picture to Showtime for inclusion under the Showtime Agreement pursuant to the terms of this subparagraph shall be subject to Showtime’s right to accept or reject such submission pursuant to the terms of the Showtime Agreement.
4. Term: The “Term” of this Agreement shall commence as of the date first written above and shall terminate seven (7) years from LGF’s initial commercial theatrical release of the Picture in the Territory plus an additional six (6) month non-exclusive sell-off period. Notwithstanding the foregoing, if the Picture is included in the Showtime Agreement pursuant to the terms of Paragraph 3(b) hereinabove, the Term, with respect to all rights necessary to give effect to the Showtime Agreement, shall extend for the term of the Picture required under the Showtime Agreement. It is understood and agreed that LGF shall not manufacture more Home Video devices during the last six (6) months of the Term than it reasonably expects to sell during the Term exclusive of the sell-off period (provided that no inadvertent over-manufacturing shall be deemed a breach of this Agreement). Without limiting the generality of the foregoing, LGF shall have a right of first negotiation (for a period of ten (10) days commencing prior to the expiration of the Term) with respect to any extensions of the Term hereof.
5. Minimum Guarantee: Not applicable.

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6. Grantor P&A Commitment; Release Commitment:
     a. Grantor P&A Commitment: Grantor shall spend no less than Two Hundred Thousand Dollars ($200,000.00) (the “Grantor P&A Commitment”) solely in connection with the print, marketing, advertising and publicity costs for LGF’s Theatrical release of the Picture in the Territory. The Grantor P&A Commitment shall be spent pursuant to a mutually approved budget (to be negotiated in good faith by the parties) (the “P&A Budget”). Any print and advertising expenditure in connection with the initial commercial theatrical release of the Picture in excess of the Grantor P&A Commitment shall be subject to mutual written approval between the parties, which approval shall not be unreasonably withheld by Grantor and shall be deemed rejected if not given within five (5) days of Grantor’s receipt of LGF’s written request for such approval. If any such additional print and advertising costs are paid for by LGF, such costs shall be recoupable as Distribution Expenses pursuant to the terms of Paragraph 7 hereinbelow.
     b. Release Commitment: LGF shall cause the initial commercial theatrical release of the Picture on one (1) screen in the Territory.
7. Financial Terms:
     a. Grantor’s Participation: From One Hundred Percent (100%) of all monies received by LGF on a non-refundable basis from the exploitation of the Picture in all media throughout the Territory, LGF shall be entitled to deduct the following on a continuing basis and in the following order: (i) LGF’s Distribution Fee for all media; and (ii) LGF’s Distribution Expenses (as that term is defined hereinbelow), but expressly excluding the Grantor P&A Commitment. All revenues remaining after the foregoing deductions shall be referred to herein as “AGR”. The AGR shall be allocated One Hundred Percent (100%) to Grantor. That portion of the AGR allocated to Grantor pursuant to this paragraph shall be referred to herein as “Grantor’s Participation”. LGF shall be entitled to cross-collateralize all revenues received by LGF in connection with the Picture from all media throughout the Territory for the purposes of recouping LGF’s recoupable Distribution Expenses and the Home Video Advance (as that term is defined hereinbelow). LGF shall not be entitled to cross-collateralize revenues received by LGF from the exploitation of the Picture with revenues received by LGF in connection with any other motion picture property. The Picture shall not be used as a loss-leader. If LGF includes the Picture in a package of films licensed to a third party, then the price allocated to the Picture shall be on the basis of a reasonable allocation of revenues in light of the commercial worth of the motion pictures in the package, as determined by LGF in the exercise of its reasonable good faith business judgment.
     b. Home Video Advance: As an advance against Grantor’s Participation, Grantor shall be entitled to receive a “Home Video Advance” for the Picture in an amount equal to Fifty Percent (50%) of Grantor’s projected share of AGR derived from the Initial Home Video Release (as that term is defined hereinbelow) of the Picture, as projected by LGF in its reasonable good faith business judgment (which projection shall include a reserve for returns based upon LGF’s reasonable good faith business judgment). As used herein, “Initial Home Video Release” shall be the period commencing on LGF’s initial Home Video Street Date for the Picture and

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continuing until the end of the calendar quarter during which LGF’s initial Home Video Street Date for the Picture occurs. Grantor hereby acknowledges and agrees that the AGR projection made by LGF pursuant to the terms of this paragraph is an estimate that is subject to change and that the financial information contained therein is not a true and accurate statement of the actual amount of revenues that will be collected by LGF or the actual amount of revenues payable to Grantor. Grantor shall not rely on any information contained in any such projection for any purpose whatsoever. Grantor shall not have the right to dispute such projection (or any and all components thereof). One Hundred Percent (100%) of the Home Video Advance shall be payable thirty (30) days following the end of the first calendar quarter during which LGF’s initial Home Video Street Date for the Picture occurs (unless LGF’s initial Home Video Street Date for the Picture occurs in the second half of such quarter, in which event the Home Video Advance shall be payable ninety (90) days following the end of the first calendar quarter during which LGF’s initial Home Video Street Date for the Picture occurs). Notwithstanding the foregoing, if LGF’s initial Home Video Street Date for the Picture is less than thirty (30) days prior to the end of the calendar quarter, then One Hundred Percent (100%) of the Home Video Advance shall be payable thirty (30) days following the end of the second calendar quarter following LGF’s initial Home Video Street Date for the Picture.
     c. LGF’s “Distribution Fee” shall equal Fifteen Percent (15%) of One Hundred Percent (100%) of all Gross Receipts received by LGF from the exploitation of the Picture in all media throughout the Territory.
     d. As used herein, “Distribution Expenses” shall mean, with respect to all rights granted to LGF hereunder, one hundred percent (100%) of the aggregate of all actual, direct, out-of-pocket, third party costs expended or incurred by LGF in direct connection with the distribution and exploitation of the Picture throughout the Territory in all media, including, without limitation, all DLT Creation Costs, and all conversion, manufacturing, duplication, shipping, marketing, advertising, promotion and publicity costs, and all costs to complete Delivery of the Picture (to the extent (i) LGF elects to cure any failure of Grantor to complete Delivery of the Picture in accordance with the Delivery Schedule and/or (ii) LGF is required to take “access” to any Delivery Materials pursuant to the Delivery Schedule; and/or (iii) Grantor is not required to deliver such elements under the Delivery Schedule). The Grantor P&A Commitment shall not be included in Distribution Expenses hereunder.
     e. Home Video Marketing Expenses: Grantor and LGF shall mutually approve the initial marketing budget for the initial Home Video exploitation of the Picture in the Territory, which budget shall include the advertising, duplication and DVD authoring, compression and replication costs (the “Approved Marketing Budget”). LGF shall have the right to reallocate the subcategories contained in the Approved Marketing Budget for the Picture and shall have the right to spend up to ten percent (10%) above the Approved Marketing Budget. Commencing as of the date that is twelve (12) months following LGF’s initial Home Video Street Date for the Picture, LGF’s Home Video marketing expenses shall not exceed an amount that is equal to twelve percent (12%) of the Gross Receipts received by LGF from the exploitation of the Home Video Rights in and to the Picture.

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     f. DLT Creation Costs: As used herein, the term “DLT Creation Costs” shall mean and include 100% of LGF’s actual, direct, out-of-pocket, third party costs of creating the Digital Linear Tape (“DLT”) for the Picture, including, without limitation, DVD mastering and authoring costs, manufacturing, duplication, and shipping and clearance costs (including, without limitation, the cost of clearing “bonus” materials for such DVD).
8. Delivery: Grantor shall Deliver, at Grantor’s sole cost and expense, all Delivery Materials set forth in the Delivery Schedule that are required to constitute complete Delivery on or before September 30, 2005 (the “Delivery Date”). If any of the Delivery Materials are incomplete or fail to meet LGF’s technical requirements, LGF shall notify Grantor in writing specifying the defects in the Delivery Materials (the “Defect Notice”). Such Defect Notice shall be delivered within forty-five (45) days of LGF’s receipt of all Delivery Materials set forth in the Delivery Schedule. Grantor shall have fifteen (15) days from its receipt of the Defect Notice in which to cure the defects set forth therein (the “Delivery Cure Period”). If Grantor fails to cure the defects set forth in the Defect Notice prior to the expiration of the Defect Cure Period, then, without limitation to LGF’s other available rights and remedies, LGF shall have the option in its sole discretion to (A) secure acceptable replacement materials and deduct the costs thereof from Grantor’s Participation, or any other monies owing to Grantor pursuant to this Agreement, or (B) determine that it is economically prohibitive or otherwise unfeasible to secure acceptable replacement materials and, as a result, terminate this Agreement upon written notice to Grantor. In the event that LGF elects to terminate this Agreement, LGF shall be (I) relieved of its obligations hereunder, and (II) Grantor shall reimburse LGF for all of LGF’s out-of-pocket costs theretofore incurred by LGF under this Agreement. Without limitation to those requirements set forth in the Delivery Schedule, all documents required to be Delivered to LGF pursuant to the Delivery Schedule shall be Delivered in the English language.
     a. Running Time: The Picture shall be Delivered to LGF have a running time of not less than ninety (90) minutes, nor more than one hundred ten (110) minutes, inclusive of main and end titles.
     b. Rating: The Picture shall be delivered to LGF having been judged to receive a rating by the M.P.A.A. that is no more restrictive than “R”.
9. Credits; Editing: LGF shall have the right to cut, edit, change or add to, delete from or revise the Picture, including the title, for M.P.A.A. rating purposes, to conform the Picture to LGF’s marketing campaign and for any other reason as LGF may in its sole discretion determine. Subject only to Grantor’s third party contractual restrictions delivered to LGF, Grantor’s credit, and/or any guild restrictions which Grantor has informed LGF are applicable to the Picture in writing not later than the Delivery Date. LGF may, in its sole discretion, determine and arrange the placing and size of credits including credits above the title and/or above the artwork title. Without limiting the generality of the foregoing, LGF shall have the right to place its name and logo on all materials concerning the Picture in the Territory, including, without limitation, in the main and end credits of the Picture (e.g., LGF’s customary presentation credit), in the billing block, and on all advertising materials. It is the essence of this Agreement that Grantor Deliver written notice of all credit, name and likeness obligations and restrictions and all third party

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contractual approval and consultation rights to LGF in writing on or before the Delivery Date. Without limiting the generality of the foregoing, in the event that a performer or other agreement containing a credit, name and/or likeness provision or approval or consultation right is unexecuted as of such Delivery Date, then Grantor shall deliver the most recent draft of such agreement to LGF and LGF shall have the right to rely thereon. Without limiting the generality of the foregoing, in the event that a performer or other agreement containing a credit, name and/or likeness and/or approval or consultation provision is unexecuted as of the Delivery Date, then any and all contractual credit, name and likeness obligations and restrictions and approval rights negotiated after such Delivery Date must be approved by LGF in writing prior to Grantor entering into any agreement with respect thereto. LGF shall not remove any credit or copyright notice appearing on screen as the Picture is Delivered to LGF except as follows: (i) to comply with a court order or the order of an arbitrator or mediator, (ii) as required in settlement of a dispute, or (iii) as required by law. No casual or inadvertent failure by LGF or any third party to comply with any credit, name or likeness obligation or restriction, or to comply with any approval or consultation right, shall be deemed a breach of this Agreement, provided that LGF takes all commercially reasonable steps to cure such failure on a prospective basis commencing on LGF’s receipt of written notice thereof. The sole remedy of Grantor for a breach of any of the provisions of this Paragraph 9 shall be an action at law for compensatory damages, it being agreed that in no event shall Grantor be entitled to consequential or punitive damages, or to seek or obtain injunctive relief, specific performance, or any other form of equitable relief, by reason of any breach or threatened breach of any of the credit, name, likeness or other obligation or restriction or approval or consultation right, nor shall Grantor be entitled to enjoin or restrain the exhibition, distribution, marketing, advertising, promotion, or other exploitation of the Picture.
10. Holdbacks: LGF shall control the release dates of the Picture by means of the Home Video Rights as well as all television exhibition in Mexico (in the English and Spanish languages): provided that Grantor’s distributor(s) of the Picture in Mexico shall each be entitled to release the Picture day and date with LGF’s initial commercial release of the Picture in like media in the Territory. When applicable, LGF shall also control the wholesale and suggested retail price of the distribution of the Picture by means of the Home Video Rights in Mexico (in the English and Spanish languages): provided that Grantor’s distributor(s) of the Picture in Mexico shall each be entitled to release the Picture by means of the Home Video Rights at the same price point as LGF’s release of the Picture in the Territory. Grantor shall use all reasonable good faith efforts to cause the distributor(s) of the Picture in Mexico to each confirm in writing its acknowledgement of such holdback and price restrictions.
11. Grantor’s Representations and Warranties: Grantor represents and warrants as of the date hereof and also upon Delivery of the Picture that: (a) there are no non-customary credit, name or likeness obligations or restrictions or approval or consultation rights applicable to the Picture (all of which, if any, shall be Delivered to LGF in writing on or before the Delivery Date and LGF shall have the right to rely thereon) and that LGF shall have the right, but not the obligation, to utilize the likeness and name of each of the principal cast members in the artwork and in trailers for the Picture: (b) Grantor owns or controls all Rights granted to LGF under this Agreement and that all such Rights are free of all liens, claims, charges, encumbrances, restrictions, and commitments; (c) there is no agreement concerning the Picture with any person or entity which, if breached, would or

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could in any way impair, interfere with, abrogate or adversely or otherwise affect any of the Rights granted to LGF under this Agreement: (d) LGF’s exploitation of the Picture will not be subject to any guild (e.g., WGA. DGA, and SAG) liens, or residuals; (e) it is a corporation duly formed and validly existing in good standing under the laws of California and has the full right, power, legal capacity and authority to enter into and carry out the terms of this Agreement: (f) neither the Picture, nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any Right, license or privilege granted to LGF hereunder, violates or will violate, or infringes or will infringe, any trademark, trade name, service mark, patent, copyright (whether common law or statutory), or, to the best of Grantor’s knowledge, the literary, dramatic, musical, artistic, personal, private, civil, “droit moral” or property right or rights of privacy or any other right of any person or entity whatsoever, or unfairly competes with or slanders or libels (or constitutes a trade disparagement of) any person or entity whatsoever; (g) it has no agreement with or obligations to any third party with respect to the Picture which might conflict or interfere with any of the provisions of this Agreement or the use or enjoyment by LGF of any of the Rights granted; (h) the Rights granted to LGF herein have not been previously granted, licensed sold, assigned, transferred, conveyed or exploited by any person or entity and Grantor shall not sell, assign, transfer, convey to or authorize any person or entity any right, title or interest in and to the Picture or any part thereof or in and to the dramatic or literary material upon which the Picture is based, which is adverse to or in derogation of the Rights granted to LGF; (i) there is no litigation, arbitration, claim, demand, or investigation pending or threatened with respect to the Picture, or the literary, dramatic or musical material upon which the Picture is based or which is contained therein, or concerning the physical properties thereof; (j) Grantor has secured, or by the Delivery Date will have secured, and shall for the duration of this Agreement maintain, all clearances (including, without limitation, all music rights and music clearances) which arc necessary for LGF to use and enjoy the Rights granted to LGF in and to the Picture throughout the Territory for the duration of the Term and that no supplemental or additional use payments shall be required with respect to the exploitation of the Picture (or any portion or element thereof, including, without limitation, the music contained therein) and/or any use or exploitation of any advertising or promotion of the Picture which contains the music as embodied in the Picture (including “in-context” uses thereof): and (k) Grantor is in all respects in compliance with the requirements of the Child Protection and Obscenity Enforcement Act of 1988, as amended by the Child Protection Restoration and Penalties Enhancement Act of 1990, and all rules and regulations promulgated thereunder (collectively, the “CPOEA”) and that the Picture is in all respects in compliance with the requirements of the CPOEA, and does not contain any material that would require Grantor to comply with the recordkeeping requirements of the CPOEA,
12. Indemnities:
          a. Grantor shall indemnify, defend and hold harmless LGF, its parent, subsidiaries, affiliates, assignees, licensees, sublicensees, distributors, sub-distributors and dealers, and the directors, officers, agents, consultants and representatives of the foregoing (the “LGF Indemnitees”), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable outside attorneys’ fees but excluding lost profits and consequential damages), arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the LGF Indemnitees by reason of the actual or

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proposed production of the Picture, or the use or disposition of rights granted herein, or in connection with the breach of any of the warranties, representations or obligations made by Grantor, unless resulting from a breach of this Agreement by LGF.
          b. LGF shall indemnify, defend and hold harmless Grantor, its parent, subsidiaries, affiliates, assignees, and the directors, officers, agents, consultants and representatives of the foregoing (the “Grantor Indemnitees”), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable outside attorneys’ fees but excluding lost profits and consequential damages), arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the Grantor Indemnitees by reason of the distribution, advertising or promotion of the Picture, or in connection with the breach of any of the warranties, representations or obligations made by LGF, except to the extent that LGF is required to be indemnified by Grantor in accordance with paragraph 12(a) hereinabove.
          c. The parties hereto shall meaningfully consult with each other with respect to the defense, institution or settlement of litigation in connection with the rights granted hereunder and LGF’s exploitation thereof during the Term and in the Territory.
13. Reporting Periods: Following exploitation by LGF of the rights granted herein, customary reporting shall be rendered to Grantor quarterly for the duration of the Term. Statements and payments shall be delivered to Grantor simultaneously and shall be delivered within ninety (90) days of each reporting period.
14. Audit Rights: Grantor shall have the right to have a certified public accountant of its choice audit LGF’s books and records with respect to the Picture(s) once per year (and only once with respect to any particular records and/or statements) at Grantor’s sole cost and expense: such audit shall take place in LGF’s principal place of business and shall not unreasonably interfere with LGF’s course of business. Said audit shall be conducted at LGF’s principal place of business during normal business hours. Grantor shall give LGF ten (10) business days prior written notice of its intent to conduct such audit. All notices, statements and payments made pursuant to the Agreement shall be deemed valid and shall not be subject to dispute or audit unless disputed within twenty-four (24) months after first issued. In the event that an audit reveals (i) an underpayment of seven and one-half percent (7.5%) or more of the total monies owed; (ii) the underpayment is seven thousand five hundred dollars ($7,500.00) or more, and (iii) the amount of the audit is reasonable and customary and does not exceed the amount of the underpayment, then LGF shall pay Grantor the amount of the underpayment plus the reasonable, actual, direct, out-of-pocket, third party costs of the audit up to the amount of the underpayment.
15. Assignment: LGF may grant, assign or sublicense this Agreement or any of its rights or obligations herein to any third party: provided that LGF shall remain primarily liable for its obligations hereunder unless such assignment is to (i) a parent, subsidiary or affiliated entity of LGF, (ii) a company that acquires all or substantially all of LGF’s assets, and/or (iii) is to a “major” or “mini-major’’ studio, and, in any event, provided that LGF shall remain secondarily liable for its payment obligations hereunder. Grantor shall not assign this Agreement or any of

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their rights or obligations herein except that after Delivery of the Picture is accepted by LGF. Grantor shall have the right to assign its right to receive payment on three (3) occasions in bulk during the Term. Any purported assignment in violation of this Agreement shall be null and void.
16. No Third Party Beneficiaries: Nothing contained in this Agreement shall be construed so as to create any third party beneficiary hereunder. In this regard, nothing under this Agreement shall entitle any third party to any remedies against LGF, at law, in equity, or otherwise, including, without limitation, any additional audit rights or the right to seek or obtain injunctive relief against LGF’s distribution of the Picture.
17. Default: If Grantor defaults (or breaches a material representation and warranty), which default remains uncured for fifteen (15) business days following Grantor’s receipt of LGF’s written notice to Grantor thereof, LGF shall be entitled to terminate this Agreement. In the event that Grantor fails to fully Deliver the Delivery Materials set forth in the Delivery Schedule, which failure is not timely cured, LGF may create such Delivery Materials, the reasonable, actual, out-of-pocket cost of which shall be recoupable by LGF, in LGF’s sole discretion, as (i) as a Distribution Expense, and/or (ii) from any other monies (e.g. Grantor’s Participation, bonuses, etc.) which are then due and owing to Grantor, LGF’s rights and remedies shall be cumulative, and none of them shall be exclusive of any other allowed by law. If LGF defaults, Grantor shall not be entitled to terminate or rescind this Agreement, nor to obtain injunctive relief with respect to the exercise by LGF of the rights granted hereunder and Grantor further waives all rights to seek and recover punitive damages; Grantor’s sole remedy shall be an action at law for damages. Notwithstanding the foregoing, LGF shall not be entitled to seek or obtain injunctive or equitable relief with respect to the exploitation of the Picture outside the Territory.
18. Governing Law; Jurisdiction: This Agreement shall be construed and interpreted pursuant to the Laws of the State of California as it applies to contracts entered into and performed wholly within California or, if appropriate, the federal laws of the United States of America. Any dispute regarding the validity, construction, terms or performance of this Agreement or any other matter in connection therewith shall be submitted to binding arbitration before the JAMS in Los Angeles. California in accordance with the following provisions:
          a. If the parties cannot agree upon a single arbitrator, each party shall select one arbitrator who has experience in the motion picture industry and both arbitrators so selected shall select a third arbitrator.
          b. The third arbitrator shall adjudicate the dispute applying the laws of the state of California as it applies to contracts entered into and wholly performed within California or, if appropriate, the federal laws of the United States of America.
          c. The arbitrator shall issue a written opinion specifying the basis for their award and the types of damages awarded.

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          d. There shall be a court reporter record made of the arbitration hearing and said record shall be the official transcript of the proceedings.
          e. Witness lists, production of documents and subpoenas in the arbitration shall be in accordance with Section 1280 et seq. of the California Code of Civil Procedure, except that the fifteen (15) day periods set forth in subsections (a)(2)(A) and (B) of Section 1282.2 shall be deemed to be periods of five (5) business days. If the dispute pertains to Delivery, there shall be made available to the arbitrator all relevant materials submitted by LGF or Grantor which purport to constitute completion and delivery of the Picture. The parties shall participate in an exchange of information before the hearing. If any such discovery is not voluntarily exchanged among the parties, the party desiring such discovery may apply to the arbitrator at the outset of the arbitration for particular discovery requests. The arbitrator may deny only such discovery as is unreasonable or is intended to unduly delay the prompt conclusion of me arbitration.
          f. The decision of the arbitrator (or the majority of the arbitrators, if applicable) shall be binding upon the parties, shall constitute a full and final adjudication of the controversy. The parties shall each be responsible for paying fifty percent (50%) of all the arbitrator’s and court reporter’s fees (including, without limitation, the cost of the arbitration), unless the arbitrator for the majority of the arbitrators, if applicable) decides otherwise. A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
     This Agreement (inclusive of Schedule “A”, Exhibit “A” and Exhibit “C”), when executed, is legally binding unless and until superseded by a more formal agreement incorporating the terms set forth above as well as additional provisions, which when and if executed, shall replace this Agreement, Capitalized terms used herein and not otherwise defined shall have the same meaning as in LGF’s standard long-form agreement, subject to good faith negotiations in accordance with LGF’s and Grantor’s standard business practices. All items not addressed above shall be negotiated in good faith pursuant to prevailing industry customs and standards and LGF’s and Grantor’s standard business practices. This Agreement may not be changed, modified, amended or supplemented, except in a writing signed by both parties.
AGREED TO AND ACCEPTED BY:

LIONS GATE FILMS INC.	SOBINI FILMS

/s/ Wayne Levin	/s/ Jill Courtemanche
Signature	Signature

Wayne Levin	Jill Courtemanche
Print Name	Print Name

EVP & General Counsel	Attorney
Title	Title

3/14/06	12/19/05
Date	Date